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                                                                     Exhibit 3.2


                           CERTIFICATE OF AMENDMENT OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              HEALTHGATE DATA CORP.

         HealthGate Data Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Corporation's Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

         SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, adopted by the written consent of a majority in interest of each class of stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended, is hereby further amended as follows:

                  (A) by deleting the first paragraph of Article Fourth (said paragraph begins "The total number..." and ends
                           ".... to $208,346.29"), and inserting therefor the
                           following two paragraphs:

                  "FOURTH. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 100,834,629 shares, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, and 834,629 shares of Preferred Stock, $.01 par value per share, amounting in the aggregate to $1,008,346.29.

                  On the close of business on the day this amendment shall be accepted for filing by the office of the Secretary of State of the State of Delaware, each share of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding immediately prior thereto (the "Old Stock") shall, IPSO FACTO, and without any action on the part of the holders of shares of Old Stock, be changed, converted and reclassified into 3.966 shares of Common Stock (the "New Stock"); provided, however, if any fractional interest in a share of New Stock would, except for the provisions of this paragraph, be deliverable upon any such change, conversion and reclassification of Old Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of


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conversion. In accordance with the terms of the Amended and Restated Certificate of Incorporation, as amended, upon the change, conversion and reclassification of the Old Stock to the New Stock, as provided above, the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, and all other prices and share numbers required to be adjusted in the event of a stock split, shall be adjusted to reflect the stock split effected by this amendment."

                  (B) by adding definitions of Market Price and Public Offering to the end of Part A to Article Fourth as follows:

                  "MARKET PRICE," as used in this Part A, means the average of the closing prices of sales of the Corporation's Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined in good faith by the Board of Directors of the Corporation. Notwithstanding the foregoing, in the event Market Price" is being determined as a result of a stock split or dividend effected in connection with a firm commitment underwritten initial Public Offering, "Market Price" shall mean the price negotiated and agreed to by the Corporation and the underwriters of such Public Offering as the initial public offering price of the Corporation's Common Stock, to the extent that such price has been determined prior to or on the date on which this Amendment is accepted for filing by the office of the Secretary of State of the State of Delaware."

                  "PUBLIC OFFERING," as used in this Part A, means any offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that a "Public Offering" will not include an offering made in connection with a business acquisition or an employee benefit plan."

                  (C) by adding a second paragraph to the definition of "Market Price" as it appears in paragraph 10 of Parts C, D, E, F and G to Article Fourth as follows:

                  "Notwithstanding the foregoing, in the event of a mandatory conversion of shares of Preferred Stock into Common Stock in connection with a firm commitment underwritten initial

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Public Offering, "Market Price" shall mean the price negotiated and agreed to by the Corporation and the underwriters of such Public Offering as the initial public offering price of the Corporation's Common Stock."


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         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and attested by its Assistant Secretary this __ day of ________, 1999.

                                           HEALTHGATE DATA CORP.

[CORPORATE SEAL]
                                           By:
                                               ---------------------------------
                                                 William S. Reece, President
ATTEST:

By:
    --------------------------
      Stephen M. Kane
      Assistant Secretary






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